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                                                                    EXHIBIT 99.1


                                    AGREEMENT

     This agreement (the "Agreement") is entered into this 31st day of October 2000 by and between Restaurant Teams International, Inc., a Texas corporation ("RTIN" herein), and W/F Investment Corp., a California corporation ("W/F" herein), with reference to the following facts:

     A. In April 1999, Oxford Commercial Funding LLC, an Illinois limited liability company ("Oxford" herein), loaned $500,000 to RTIN, which loan was guaranteed by Stanley L. Swanson, Carole Swanson and Curtis Swanson. The loan fell into default and the parties thereafter entered into a settlement agreement dated May 8, 2000, which provided for a stipulated judgment (the "Judgment" herein) against RTIN and the guarantors, in the event of any further default.

     B. Oxford has noticed a hearing in the United States District Court for the Northern District of Illinois, Eastern Division, in case number 99C8200, for Wednesday, October 25, 2000, by reason of the alleged default of RTIN under the terms of the settlement agreement, and for an order to realize on certain collateral given for the Judgment.

     C. RTIN has requested that W/F purchase the Judgment from Oxford, together with all collateral given therefor, and W/F has agreed to do so on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. PURCHASE OF JUDGMENT. Within 24 hours of the full execution of this Agreement, W/F shall take such steps as may be necessary to acquire the Judgment from Oxford, on such terms and conditions as Oxford and W/F may agree. Provided, however, W/F shall not be obligated to pay a sum in excess of $250,000 for the Judgment.

     2. CONVERSION TO EQUITY. RTIN and W/F agree that at such time as W/F has completed its purchase of the Judgment from Oxford, W/F shall have the right to convert its Judgment into shares of common stock of RTIN. Conversion shall be at W/F's option and the number of shares of common stock to be received upon conversion shall be based upon the lesser of a) the closing bid price on the day immediately preceding this Agreement ($.09 per share), or b) the average closing bid price for RTIN stock for the five-day trading period immediately preceding the date of conversion, less a discount of 25%, which shall be considered the beneficial conversion feature. If W/F has not elected to so convert within 90 days of the date of this Agreement, the Judgment shall be due and payable.

     3. REPRESENTATIONS OF RTIN. RTIN hereby warrants and represents that the


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Judgment in the amount of $522,679 is valid and binding, and that there are no offsets claimed by RTIN which might affect the validity thereof. Collateral for the original loan which resulted in the Judgment includes virtually all the assets of RTIN, plus 403,500 shares of stock in RTIN shall be and remain good collateral in the hands of W/F. Evidence of all shares given as collateral, including 120,000 shares of the 250,000 shares formerly held by Oxford, shall be transmitted to W/F forthwith. (The parties acknowledge that Oxford liquidated approximately 130,000 shares, thereby reducing the then outstanding balance of the Judgment by approximately $16,000.) "Collateral" shall also include a warrant issued by RTIN to Oxford as part of the original loan transaction, for approximately 150,000 shares.

     4. SHAREHOLDERS' AGREEMENT. Immediately following full execution hereof and the completion of the acquisition of the Judgment by W/F, the parties shall enter into a shareholders' agreement, by the terms of which RTIN shall elect a new board of directors, which shall include two of its current members and two representatives of W/F Investment Corp., with a fifth person to be selected by the four aforesaid individuals. All extraordinary activities of the company, other than those in the ordinary course of business, shall be subject to board approval. No contracts or other agreements shall be entered into involving more than $5,000 in each instance without prior board approval, as otherwise may be set forth in the shareholders' agreement empowering the board.

     5. NOTICES. All notices which either party may wish to serve on the other shall be deemed given on the date of service, if served personally, or, within 72 hours after mailing, if mailed to the party to whom notice is given, as follows:

                           W/F Investment Corp.
                           1900 Avenue of the Stars, Suite 2410
                           Los Angeles, California  90067
                           Fax:  (310) 552-0834

                           Restaurant Teams International, Inc.
                           911 NW Loop 281, Suite 111
                           Longview, Texas  75604
                           Fax:  (903) 295-6790

Any party may change its address or fax number, providing notice of such change is given in the manner required under this paragraph.

     6. INTEGRATION. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and supercedes all prior oral and written agreements between said parties. No representations, promises, conditions or agreements with reference to the execution of this document have been made or entered into between the parties hereto, other than as herein expressly provided. This Agreement may only be modified or amended by an agreement in writing executed by all of the parties hereto.


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     7. FURTHER ASSURANCES. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

     8. WAIVER. The provisions of this Agreement may be waived, altered, amended, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.

     9. NO THIRD PARTY BENEFICIARIES. This Agreement is intended by the parties hereto to be for the sole benefit of said parties, and shall not, under any circumstances, create any rights in any third party with respect to the matters presented herein.

     10. SEVERABILITY. It is intended that each paragraph of this Agreement shall be viewed as separate and divisible, and in the event that any paragraph shall be held to be invalid, the remaining paragraphs shall continue to be in full force and effect.

     11. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13. ATTORNEYS FEES. The prevailing party in any legal action or proceeding brought to enforce the terms and provisions of this Agreement (including an action for injunctive relief), shall be entitled to recover his reasonable attorney's fees as well as costs of suit.

     14. LEGAL ADVICE. Each of the parties hereto has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement. Accordingly, any rule of law, including but not limited to ss.1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     15. MEANING OF TERMS. Where the context so requires, the use of the masculine gender shall include the feminine and neuter genders and vice versa, and the singular shall include the plural and vice versa.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.


Dated:  October 31, 2000            RESTAURANT TEAMS INTERNATIONAL, INC.



                                     By: /s/ Stanley L. Swanson
                                        -------------------------------
                                        Stanley L. Swanson
                                        Chairman of the Board



Dated:  October 31, 2000            W/F INVESTMENT CORP.



                                    By: /s/  William O. Fleischman
                                       --------------------------------
                                       William O. Fleischman
                                       Chairman of the Board





Consent is hereby given to all of the foregoing.


   /s/ Stanley L. Swanson
-------------------------------
       Stanley L. Swanson


   /s/ Carole Swanson
-------------------------------
       Carole Swanson


   /s/ Curtis A. Swanson
-------------------------------
       Curtis Swanson


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